Exhibit 99.1

FOR IMMEDIATE RELEASE

WERNER® APPOINTS M. GAYLE PACKER TO BOARD OF DIRECTORS
OMAHA, NEBRASKA, May 14, 2025 – Werner Enterprises, Inc. (Nasdaq: WERN), a premier transportation and logistics provider (the “Company”), announces its Board of Directors (the “Board”) appointed M. Gayle Packer to the Board to fill a Class III directorship vacancy.
“We’re pleased to welcome Gayle to our Board,” said Werner’s Chairman and CEO, Derek Leathers. “She brings a strong track record in leadership, company expansion and integration, client service, safety and innovation. Her experience leading a large, national engineering firm will be a tremendous asset as we continue driving Werner forward and reinforcing our commitment to operational excellence.”
Packer currently serves as President and CEO of Terracon Consultants Inc. (“Terracon”), an employee-owned engineering consulting firm specializing in environmental, geotechnical, facilities and materials services. Terracon, celebrating its 60th anniversary this year, operates more than 180 locations nationwide and employs more than 7,000 associates. Before joining Terracon, Packer practiced law as a corporate tax and employee benefits attorney and holds a Master of Laws degree.
In addition to her role at Terracon, she serves on the boards of VHB Inc. (a leading civil engineering and design firm with expertise in transportation infrastructure), the Greater Kansas City Community Foundation, the Greater Kansas City Chamber of Commerce and the Construction Industry Round Table. She also serves on the board executive committee of the ACE Mentor Program of America, which introduces youth to careers in architecture, construction and engineering, and on the executive committee of the Design Professionals Coalition of the American Council of Engineering Companies. Packer is a former board member of the ACEC Research Institute.
To learn more about Werner, visit www.werner.com.
About Werner Enterprises
Werner Enterprises, Inc. delivers superior truckload transportation and logistics services to customers across the United States, Mexico and Canada. With 2024 revenues of $3.0 billion, an industry-leading modern truck and trailer fleet, nearly 13,000 talented associates and our innovative Werner EDGE® technology, we are an essential solutions provider for customers who value the integrity of their supply chain and require safe and exceptional on-time service. Werner® provides Dedicated and One-Way Truckload services as well as Logistics services that include truckload brokerage, freight management, intermodal and final mile. Werner embraces inclusion as a core value and manages key risks and opportunities through a balanced sustainability strategy.
Contact: Jill Samuelson, Associate Vice President – Marketing and Communications
Werner Enterprises, Inc.
(D) 402.819.5319 | (C) 402.319.8213
jill.samuelson@werner.com
Source: Werner Enterprises, Inc.